Exhibit 10.1 – Management Agreement between Lee Enterprises, Inc. and BH Media Group, Inc.

CONFIDENTIAL	EXECUTION COPY

MANAGEMENT AGREEMENT
This MANAGEMENT AGREEMENT (this "Agreement") is entered into as of June 26, 2018, by and between BH Media Group, Inc., a Delaware corporation ("BH"), and Lee Enterprises, Incorporated, a Delaware corporation ("Lee").  BH and Lee are each referred to herein as a "Party," and are referred to together as the "Parties."

WHEREAS, BH is a Berkshire Hathaway Inc. ("Berkshire") company that owns and operates daily and weekly newspapers and other publications and related digital platforms;

WHEREAS, Lee is a leading provider of local news, information and advertising in primarily midsize markets; and

WHEREAS, BH and Lee are entering into this Agreement in order for Lee to manage certain of BH's newspapers and corresponding digital sites, as more fully set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows:

ARTICLE I
 TERM

The term of this Agreement (the "Term") will begin on July 2, 2018 (the "Start Date") and, unless sooner terminated pursuant to Section 4.1, will continue for five (5) fiscal years ending June 25, 2023, and may thereafter be extended for successive one (1) fiscal year  periods on such terms as may be mutually agreed by the Parties. The one (1) fiscal year period beginning on the Start Date and each successive period during the Term is referred to as a "Contract Year."

ARTICLE II
 MANAGEMENT OF NEWSPAPERS

2.1 Appointment of Lee.  Effective as of the Start Date, BH hereby grants Lee the sole authority to manage and operate BH's publications as listed on Exhibit A, which list may be updated by mutual written agreement, and the digital versions of such publications, in all formats, mediums and platforms (the "Newspapers") under the terms of this Agreement, provided that BH is retaining editorial control over local news coverage and the editorial pages. BH will cooperate with Lee in carrying out Lee's management of the Newspapers, including by having BH's personnel perform their responsibilities in accordance with Lee's decisions. BH is not transferring any assets, liabilities or personnel to Lee under this Agreement.

2.2 Annual Budget Process.  Prior to the start of each Contract Year, or as soon as reasonably possible thereafter, the Parties will jointly participate in an annual budget review process, during which BH will approve an operating and capital budget reasonably acceptable to it that includes specific revenue and expense initiatives and business transformation initiatives. Specific decisions around operations, sales and news will be approved or rejected by BH during such process.

2.3 Lee's Decision-Making Authority. Lee will have the flexibility to implement revenue initiatives and business transformation initiatives consistent with the annual operating and capital budgets. Lee will have the right to make any decisions that are consistent with the annual operating and capital budgets and any decisions made in the annual budget review process or that are otherwise permitted by Exhibit B. BH will be bound by any decision made by Lee that Lee reasonably and in good faith believed to be within Lee's decision-making authority, but if BH objects to any such decision and it is subsequently determined not to have been within Lee's decision-making authority, the decision will be reversed to the extent feasible.  In its performance of its management services, including the Transition Services, Lee shall exercise the same care and attention to managing the Newspapers in a manner compliant in all material respects with laws, regulations and contractual obligations applicable to them as it exercises in the management of its own business.

2.4 Relationship Managers.  Each Party will designate a relationship manager, who will have overall responsibility for the relationship between the Parties under this Agreement (each a "Relationship Manager"). Each Party's Relationship Manager will have full authority to act on behalf of such Party with respect to all matters related to this Agreement.  Lee's initial Relationship Manager is Kevin D. Mowbray, and BH's initial Relationship Manager is Ted Weschler. Each Party may designate a new Relationship Manager at any time by providing written notice thereof to the other Party.
2.5 Revenue and Expenses. All revenue from the Newspapers will belong to BH, and any such revenue that is collected by Lee will be collected on behalf of BH and as BH directs, will, to the maximum extent feasible, be collected in the form of checks or other transfers payable to BH or the Newspapers, and will be promptly deposited or otherwise transferred to accounts of BH as BH directs. Lee will cause any sales or use tax payable in connection with any such revenue to be collected from the subscriber, advertiser, or other purchaser, as the case may be, and to be remitted to the appropriate taxing authority, in accordance with the historical practice of BH and the Newspapers or as BH may otherwise direct.  BH will maintain levels of cash and working capital available for the Newspapers in line with historical practice, or as otherwise anticipated by the annual budget process, and will pay all accounts payable and payroll for the Newspapers.  Lee will have authority to write checks or otherwise direct payment for payment of all such accounts payable and payroll amounts, except that any payments to Lee or to an entity that controls, is controlled by or under common control with Lee or any person who is an officer, director or employee of Lee, shall additionally require signature or other authorization by the BH Relationship Manager.
2.6 Exclusions. For the avoidance of doubt, BH includes the following legal entities: Catamaran Media Company, LLC, World Investments, Incorporated and Palace Building Master Tenant, LLC. It is the intent of BH to transfer the ownership of World Investments, Incorporated out of BH as soon as practicable after execution of this Agreement. This Agreement excludes management of or any responsibility for World Investments, Incorporated and Palace Building Master Tenant, LLC. The following legal entities are not subsidiaries of BH, and therefore this Agreement excludes management of or any responsibility for: BH Holding LLC (which owns and operates a broadcast television station), The Buffalo News, Inc., and the Berkshire Hathaway Consolidated Pension Plan and any other defined benefit pension plans related to the Newspapers, which are all the responsibility of Berkshire.
ARTICLE III
 FINANCIAL TERMS
3.1 Financial Reports; EBITDA.  Lee will be responsible for the preparation of the quarterly and annual unaudited financial reporting packages on a consolidated basis for BH, consistent with the practices followed by BH as of the date of this Agreement as those may be changed in accordance with changes made by Berkshire in its consolidation practices with respect to its consolidated subsidiaries generally, including financial statements for the period covered ("Berkshire Reporting Financial Statements") and all other information Berkshire reasonably requests to permit consolidation of BH's financial results in Berkshire's consolidated financial statements for the periods covered, and with such reporting packages furnished to Berkshire within 20 days after the end of each calendar quarter and calendar year.  In addition, Lee will prepare monthly unaudited financial reports in accordance with historical practice for the Newspapers for each month, which will be provided to Berkshire within 30 days after the end of each such month ("Newspaper Financial Statements").  Following the end of each Contract Year, Lee will also prepare annual unaudited Newspaper Financial Statements together with an EBITDA calculation of the Newspapers for the Contract Year. The Berkshire Reporting Financial Statements and the Newspaper Financial Statements will be prepared in accordance with U.S. generally accepted accounting principles, as consistently applied by Berkshire with respect to BH's business.  The calculation of EBITDA will be based on the Newspaper Financial Statements and will include or exclude certain items as set forth in Exhibit C.  Lee will provide BH with copies of or access to supporting documentation reasonably requested by BH.  If BH disagrees with Lee's calculation of EBITDA for a Contract Year, it will promptly inform Lee of such disagreement, and the Relationship Managers will cooperate in good faith to resolve the disagreement in a manner consistent with the spirit and intent of this Agreement.  The books and records maintained by Lee, including the books and records relating to BH used in preparing the quarterly and annual financial reporting packages or in preparing or filing any tax reports or returns, shall be the property of BH and made available to BH or Berkshire or their representatives upon the request of BH or Berkshire and, in any event, furnished to BH or Berkshire upon termination of this Agreement.  In addition, Berkshire and its outside auditors will be granted full access as needed to any other books and records of Lee relating to the Berkshire Reporting Financial Statements and the management services and Shared Services provided by Lee hereunder, as may be needed by Berkshire to prepare its quarterly and annual consolidated financial statements, to audit or review such statements, and for tax, internal audit or internal control purposes of BH or Berkshire.
3.2 Fees.  BH will pay to Lee a fixed fee for each Contract Year in the amount specified in the table below (each a "Fixed Fee"). Each Fixed Fee will be paid in four (4) equal installments at least ten (10) business days before the last business day of each of Lee's fiscal quarters. If the EBITDA for a Contract Year exceeds $34,000,000, then BH will also pay to Lee a variable fee for such Contract Year (each a "Variable Fee"), calculated as (i) the amount of such excess, multiplied by (ii) the percentage specified in the table below for the applicable Contract Year. The variable fee will be paid within ten (10) business days after Lee's delivery of the Newspaper Financial Statements for the relevant Contract Year. Notwithstanding the above, in the event of early termination pursuant to Section 4.1 the Fixed Fee will be prorated for the portion of the Contract Year that has expired prior to termination, and the $34,000,000 base used for calculating excess EBITDA will also be prorated on the same basis.
Contract Year	Fixed Fee	Variable Fee
1	$5,000,000	33.3%
2	$5,000,000	33.3%
3	$5,000,000	50%
4	$5,000,000	50%
5	$5,000,000	50%
3.3 Reimbursement for Shared Services and Expenses.  Lee's business includes the performance of certain shared services among its business units. Lee may determine, subject to Section 2.3, that the Newspapers will obtain certain shared services from Lee (the "Shared Services"). The performance of the Shared Services will be in lieu of internal BH charges and in addition to Lee's management of the Newspapers hereunder.  BH will reimburse Lee for Lee's internal allocated costs (on an "at cost" basis without mark-up) for performing the Shared Services, as reasonably determined by Lee in a manner consistent with its internal practices for cost and expense allocation among its business units. Payments to Lee for Shared Services will be made on a monthly basis. Payments to Lee will require approval from the Relationship Managers.

3.4 Additional Incentives.  Lee may earn additional, mutually agreed upon incentives for sales of real estate and other mutually agreed upon actions. Berkshire Hathaway, in any event, is not obligated to use Lee's services in the sale of real estate.
3.5 Taxes.  BH will be responsible for the payment of any and all taxes, including sales, use, service, excise, receipts, value added and other transaction related taxes, arising from the Newspapers or applicable to the payments made to Lee hereunder, except for Lee's income taxes.
3.6 Audit Rights.  BH will have the right, at its own expense, to have a third-party auditor reasonably acceptable to Lee examine Lee's books and records relating to the calculation of the amounts payable by BH under this Agreement for the then-most recently completed Contract Year, and if the amount paid by BH as Variable Fee pursuant to Section 3.2 is determined (i) to have exceeded the amount payable, Lee shall reimburse BH the amount of such excess or (ii) to be less than the amount payable, BH shall pay the difference, in each case within ten (10) business days after such determination.
ARTICLE IV
 TERMINATION
4.1 Termination.
(a)                Either Party may terminate this Agreement upon written notice to the other Party if:
(i)	the EBITDA for a Contract Year (as calculated pursuant to Section 3.1) is less than $20,000,000; or
(ii)	the other Party voluntarily files for bankruptcy or insolvency, or is subject to an involuntary filing for bankruptcy or insolvency that is not dismissed within 60 days.
(b)               BH may terminate this Agreement upon written notice to Lee if:
(i)	any person or group of related persons has become the beneficial owner of more than 50% of Lee's voting equity interests or Lee sells all or substantially all of its assets to a third party; or
(ii)	Lee has not refinanced or otherwise satisfied its Senior Secured Notes prior to February 13, 2022 or its Second Lien Term Notes prior to November 15, 2022.
4.2 Transition Services.  Upon the expiration or earlier termination of this Agreement, Lee will provide transition services (including Shared Services) to BH to enable BH to operate the Newspapers for a transition period of up to 24 months. The nature and extent of such transition services shall be such as would permit BH to continue receiving the services, including Shared Services, it was receiving at the time of such termination and shall otherwise be as mutually agreed by the Parties, and compensation for such transition services (including Shared Services) shall be at Lee's cost without mark-up.
4.3 Survival.  The following provisions will survive expiration or termination of this Agreement for any reason:  Section 2.1 (for Transition Services), Section 2.2 (for Transition Services), Section 2.3 (for Transition Services), Section 2.4 (for Transition Services), Section 2.5 ( for Transition Services), Section 3.1 (for one (1) year and for Transition Services), Section 3.3 (for Transition Services), Section 3.5, Section 3.6 (for one (1) year), Section 4.2, this Section 4.3, and Section 5.2, and Article III (with respect to unpaid amounts ), Article VI, Article VII, Article VIII, Article IX and Article X.

ARTICLE V
WARRANTIES; DISCLAIMER
5.1 Mutual.  Each Party represents, warrants and covenants that:  (i) it is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it was organized; (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action, and this Agreement constitutes a legal, valid and binding obligation of such Party, enforceable in accordance with its terms; and (iii) the execution, delivery and performance of this Agreement by such Party of this Agreement and the performance of its obligations hereunder do not and will not breach or violate any laws or regulations to which such Party is subject or any agreement, obligation or restriction by which such Party is or becomes bound.
5.2 DISCLAIMER OF WARRANTIES.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES, AND BOTH PARTIES HEREBY DISCLAIM, ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT.
ARTICLE VI
 LIMITATION OF LIABILITY
EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE, IN NO EVENT WILL LEE'S AGGREGATE LIABILITY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE GREATER OF (i) $5,000,000 OR (ii) THE FEES PAID BY BH UNDER SECTION 3.2 FOR THE CONTRACT YEAR MOST RECENT TO THE DATE OF THE MOST RECENT CLAIM FOR DAMAGES BY BH MULTIPLIED BY TWO (2), WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR ANY OTHER THEORY, AND EVEN IF LEE HAS BEEN ADVISED OF THE POSSIBILITY THEREOF. IN NO EVENT WILL THIS ARTICLE BE CONSIDERED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE. The limitations of liability set forth in this Article will not apply to Lee's indemnification obligations under Section 9.2.
ARTICLE VII
 EXCLUSION OF CONSEQUENTIAL DAMAGES
EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE, IN NO EVENT WILL LEE BE LIABLE FOR LOST PROFITS OR FOR ANY EXEMPLARY, PUNITIVE, INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR ANY OTHER THEORY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF. IN NO EVENT WILL THIS ARTICLE BE CONSIDERED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE. The exclusion of damages set forth in this Article will not apply to a Party's indemnification obligations under Section 9.2 with respect to damages required to be paid to a third party.

ARTICLE VIII
CONFIDENTIALITY
8.1 Confidential Information. Each Party may receive or have access to Confidential Information of the other Party (the Party receiving or having access is referred to as the "Receiving Party" and the other Party is referred to as the "Providing Party"). "Confidential Information" means information, whether in oral, written, electronic or other form, that is marked or otherwise identified as confidential or which by the nature of the information or the circumstances of its disclosure should reasonably be understood to be confidential, but excludes information that:  (i) was already in the Receiving Party's possession; (ii) is or becomes publicly available other than through a breach of this Article by the Receiving Party; (iii) the Receiving Party lawfully receives from a third party; or (iv) is independently developed by the Receiving Party. The terms of this Agreement will be considered to be the Confidential Information of each Party.
8.2 Obligations.  The Receiving Party will protect the Providing Party's Confidential Information from disclosure using at least the same degree of care that the Receiving Party uses to protect its own Confidential Information of a similar nature (but in no event less than a reasonable degree of care). The Receiving Party may disclose the Providing Party's Confidential Information to its personnel and other third parties as the Receiving Party reasonably determines is necessary for carrying out the purposes of this Agreement, provided that such personnel and other third parties are subject to confidentiality obligations consistent with this Article.
8.3 Required Disclosure. Nothing in this Agreement prohibits the Receiving Party from disclosing any Confidential Information of the Providing Party as required by applicable law or regulations, including without limitation such disclosures relating to this Agreement as may be required under the federal or state securities laws; provided that the Receiving Party will use commercially reasonable efforts to give the Providing Party advance notice of any third-party request for such disclosure (to the extent permitted by applicable law) so that the Providing Party may seek an appropriate protective order or other remedy at the Providing Party's expense.
ARTICLE IX
LIABILITIES
9.1 BH Obligations; Indemnification by BH.  Except for third-party claims subject to indemnification by Lee under Section 9.2, and subject to and without limiting any remedies available to BH for breach of contract claims against Lee arising under this Agreement, (a) BH is responsible to Lee and liable to it for all liabilities, costs and expenses of Lee arising from Lee's management of the Newspapers hereunder (including those resulting from decisions made by Lee in accordance with Section 2.3) (collectively, the "BH Obligations"), and will assume, perform, discharge and fulfill when due and, to the extent applicable, comply with all of the BH Obligations in accordance with their respective terms, and (b) BH will indemnify and hold harmless Lee (and its directors, officers, employees and representatives) from the BH Obligations and from all damages, liabilities, costs and expenses ("Losses") arising from third-party claims made against Lee relating to Lee's management of the Newspapers hereunder (including claims by BH's personnel for employment-related claims). Lee shall give BH prompt notice of any lawsuits or charges filed, claims asserted, or investigations commenced against BH or the Newspapers to Lee's knowledge and shall provide BH with all information reasonably requested by it regarding any such matters.  If BH reasonably concludes that any such matter may result in a loss greater than $5 million it may assume the management of any such matter by notice to Lee. Any legal settlement in excess of $1 million to be paid by BH or the Newspapers requires the approval of the BH Relationship Manager.

9.2 Indemnification by Lee.  Lee will indemnify and hold harmless BH (and its directors, officers, employees and representatives) from all Losses from third-party claims to the extent arising from Lee's willful misconduct or bad faith in the performance of its management obligations under this Agreement.
9.3 Procedures.  Each Party will promptly notify the other of any claim subject to indemnification hereunder (provided that any delay in providing notice will not relieve the indemnifying Party of its indemnification obligations except to the extent the indemnifying Party is actually prejudiced by such delay). The indemnified Party may elect to control the defense of a claim. If the indemnified Party does not elect to control the defense of a claim, then the indemnifying Party will do so.  Neither Party will settle, compromise or offer to settle or compromise any such claim without the other Party's consent, not to be unreasonably withheld.
ARTICLE X
MISCELLANEOUS
10.1 Notices.  Any notice to be given hereunder will be in writing and delivered personally, sent by reputable overnight courier service (charges prepaid and signature required), or sent by registered or certified mail (postage prepaid and return receipt requested), in each case according to the instructions set forth below. Such notices will be deemed given: if personally delivered, at the time of delivery; if sent by overnight courier service, at the time of delivery as reported by the courier service; and if sent by U.S. registered or certified mail, at the time of delivery as reported by the U.S. post office.
If to BH: BH Media Group, Inc. c/o Berkshire Hathaway Inc. 3555 Farnam Street Omaha, Nebraska 68131 Attn: Ted Weschler	With a copy to (which will not constitute notice): Chief Financial Officer Berkshire Hathaway Inc. 3555 Farnam Street Omaha, Nebraska 68131 Attn: Marc D. Hamburg

If to Lee: Lee Enterprises, Incorporated 201 N. Harrison St. Davenport, IA 52801 Attn: Kevin D. Mowbray	With a copy to (which will not constitute notice): Lane & Waterman LLP 220 N. Main St., Ste. 600 Davenport, IA 52801 Attn: C. D. Waterman III
10.2 Assignment.  The Parties acknowledge that BH would not be entering into this Agreement except for its experience with and confidence in the management and expertise of Lee and its ability to perform the services to be performed hereunder and that Lee would not be entering into this Agreement except for its experience with and confidence in the management of BH, so that for each Party the identity of the other Party is critical to performance of this Agreement.  Therefore the Parties agree that neither Party may assign this Agreement (or any rights or obligations), including by operation of law, without the other Party's prior written consent, which may be withheld in the other Party's discretion. This Agreement will be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.  Any attempt to assign this Agreement (or any rights or obligations) other than as permitted by this Section will be null and void.
10.3 Entire Agreement; Amendment; Waiver.  This Agreement (including the Exhibits) constitutes the entire agreement between the Parties regarding the subject matter hereof, and supersedes any prior and contemporaneous understandings, agreements or representations by or between the Parties. This Agreement may be amended only by a written instrument executed and delivered by both Parties.  No agreement extending or waiving any provision of this Agreement will be valid or binding unless it is in writing and is executed and delivered by or on behalf of the Person against which it is sought to be enforced.
10.4 Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and enforceable under applicable law.  If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
10.5 No Third-Party Beneficiaries. Except as set forth in the Parties' indemnification obligations, there are no third-party beneficiaries under this Agreement.
10.6 Independent Contractors.  The Parties are independent contractors, and nothing in this Agreement creates a partnership, joint venture, agency or fiduciary relationship between the Parties. Lee's obligations and duties to BH are limited to those expressly set forth in this Agreement. Nothing in this Agreement creates any employment relationship between a Party and the other Party's personnel.
10.7 Governing Law; Consent to Jurisdiction.  This Agreement will be interpreted and construed in accordance with, and any and all claims arising out of or relating to this Agreement, whether arising in contract, tort, or statute, will be governed by the laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rule that would result in the application of the laws of a different jurisdiction. Each Party hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts located in Wilmington, Delaware for the purpose of any claims arising out of or relating to this Agreement.
10.8 Waiver of Jury Trial.  Each Party waives, to the fullest extent permitted by applicable law, any right it may have to trial by jury in respect of any cause of action arising out of this Agreement.
10.9 Interpretation.  The word "including" and variations thereof means "including without limitation." The word "will" means "shall." The words "hereof," "hereunder," "herein" and words of similar import refer to this Agreement as a whole. The descriptive headings of this Agreement are inserted for convenience only and will not constitute a part of this Agreement.  Each Party has participated in the drafting of this Agreement and it will be interpreted without construing any provision against the drafter.
10.10 Counterparts. This Agreement may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), any one of which need not contain the signatures of more than one (1) party, but all such counterparts taken together shall constitute one and the same agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

BH MEDIA GROUP, INC.

/s/ Terry J. Kroeger
Name: Terry J. Kroeger
Title:   President

LEE ENTERPRISES, INCORPORATED

/s/ Mary E. Junck
Name:  Mary E. Junck
 Title:    Executive Chairman

[Signature Page to Management Agreement]

EXHIBIT A
NEWSPAPERS*
Omaha Group	Charlottesville Group	Fredericksburg Group
Omaha World-Herald	Charlottesville Daily Progress	Fredericksburg Free-Lance Star
Bellevue Leader	Orange County Review	Print Innovators
Papillion Times	Madison County Eagle	Culpeper Star Exponent
Ralston Recorder	Greene Country Record
Gretna Breeze	Waynesboro News Virginian
The Base		Florence Group
Florence Morning News
	Bristol Group	The (Hartsville) Messenger
Richmond Group	Bristol Herald Courier	Marion Star/Mullins Enterprise
Richmond Times Dispatch	Richlands News-Press	Lake City News & Post
The Mechanicsville Local	Washington County News	The Weekly Observer (Hemingway)
The Goochland Gazette	The Bland County Messenger
Powhatan Today	The Floyd Press	Council Bluffs Nonpareil
Smyth County News & Messenger
	Wytheville Enterprise	Grand Island Independent
Tulsa Group
Tulsa World	Martinsville Group	North Platte Telegraph
Broken Arrow Ledger	Martinsville Bulletin
Owasso Reporter	Franklin News-Post	York News-Times
Sand Springs Leader
Skiatook Journal	Winston-Salem Journal	Kearney Group
Wagoner Tribune		Kearney Hub
Tulsa Business and Legal Review	Greensboro Group	Central Nebraska Publications
Greensboro News & Record
	Reidsville Review	Scottsbluff Group
Alabama Group	Eden News	Scottsbluff Star-Herald
Dothan Eagle and Enterprise Ledger	The (Madison) Messenger	Gering Courier
Army Flier - Military		Hemingford Ledger
Opelika Auburn News	North Carolina
Jackson County Floridan	Community Group	Central Weeklies Group
The Eufaula Tribune	Statesville Record & Landmark	Suburban Print Facility
Alabama Newspapers Regional	Mooresville Tribune	Ashland Gazette
Bryan-College Station Eagle	The (Morganton) News Herald	Wahoo Newspaper
Waco Tribune Herald	The (Marion) McDowell News	Waverly News
Roanoke Times	Concord Independent Tribune	Clarinda Herald Journal
	Hickory Daily Record	Denison Bulletin & Review
Lynchburg Group	Western North Carolina Regional	Logan/Woodbine Location
Lynchburg News & Advance		Shenandoah Valley News
Amherst New Era Progress	Atlantic City Group	Lexington Clipper Herald
Danville Register & Bee	Press of Atlantic City
Catamaran Media
Atlantic City Weekly

*Including any print and digital publications associated with the above titles

A-1

EXHIBIT B
OPERATING FRAMEWORK

Decisions that do not require approval by BH, unless specifically rejected in the annual budget process:

•	Reducing staff and non-union benefits to be consistent with Lee staffing and benefits
•	Adjusting ad rates consistent with past practices which are approved by the publisher
•	Spending for unbudgeted capital expenditures under $0.1 million
•	Reducing employees that are eliminated in conjunction with Lee consolidation and transformation strategies
•	Paying severance consistent with past BH policies
•	Entering into contracts with Lee's third-party vendors or Lee's internal services that are at rates substantially similar or lower than those charged to Lee's newspapers.

Decisions that require specific approval by BH, if not approved in the annual budget process:
(the underlined headings are provided for convenience and do not identify decisions requiring approval separate from the bullet items)

Compensation and labor matters:
•	Determination of the compensation of top BH executive management, including entering into employment contracts
•	Entering into contracts with existing unions or with newly-formed bargaining units
•	Adjusting total annual compensation of an employee by more than $100,000

Actions relating to publication:
•	Changes in days of publication
•	Additional circulation pricing actions
•	Outsourcing printing

Asset sales, purchases and contract matters with respect to BH:
•	Acquiring, disposing or closing a newspaper or business
•	Entering into contracts, leases or commitments over $1.0 million
•	Selling an asset, real or personal property, with sales price over $0.5 million

Insurance matters with respect to BH:
•	Purchasing of property, casualty and liability insurance coverages
•	Settling of insurance claims over $0.5 million
•	Using proceeds received from insurance loss settlements

Other matters:
•	Placing liens on assets of BH
•	Adopting new accounting principles for BH, except as required by GAAP
•	Shared Services

B-1

EXHIBIT C
EBITDA
As set forth in Section 3.1, EBITDA will be calculated in accordance with GAAP.
The EBITDA calculations will include the following:
•	Fixed Fees to Lee
•	Fees for Shared Services
•	Severance costs
The EBITDA calculations will exclude the following:
•	Non-cash charges including depreciation, amortization, impairments of fixed or intangible assets and the like
•	Capital gains and losses resulting from the sale of assets
•	Variable Fees to Lee
•
Expenses arising from circumstances existing prior to the Start Date (including any such expenses continuing after the Start Date), even if paid on or after the Start Date, and any corresponding insurance proceeds or similar reimbursement

C-1